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EXHIBIT 99.1

SHUFFLE MASTER, INC.

INDEX TO EXHIBIT 99.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Shuffle Master, Inc.:

        We have audited the accompanying consolidated balance sheets of Shuffle Master, Inc. and subsidiaries (the "Company") as of October 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended October 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Shuffle Master, Inc. and subsidiaries as of October 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 5 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
January 28, 2004
except for the reclassification of the slot operations as discontinued operations and the change in segments as described in Notes 1, 15 and 16 and for the three-for-two common stock split approved on March 16, 2004 as described in Note 17, as to which the date is April 14, 2004.

SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Year Ended October 31,
	2003	2002	2001
Revenue:
Utility products leases	$17,599	$16,258	$16,026
Utility products sales and service	15,493	12,498	11,877
Entertainment products leases and royalties	21,028	18,437	15,140
Entertainment products sales and service	4,123	1,416	83
Other	108	68	123

Total revenue	58,351	48,677	43,249

Costs and expenses:
Cost of leases and royalties	6,539	6,774	7,241
Cost of sales and service	5,060	4,318	3,507
Selling, general and administrative	15,788	12,890	11,873
Research and development	4,183	2,667	2,162

Total costs and expenses	31,570	26,649	24,783

Income from operations	26,781	22,028	18,466
Interest income, net	256	650	707

Income from continuing operations before income taxes	27,037	22,678	19,173
Provision for income taxes	9,458	7,937	6,711

Income from continuing operations	17,579	14,741	12,462
Loss from discontinued operations, net of tax	(645)	(721)	(867)

Net income	$16,934	$14,020	$11,595

Basic earnings per share (pre-split):
Continuing operations	$1.05	$0.83	$0.72
Discontinued operations	(0.04)	(0.04)	(0.05)

Net income	$1.01	$0.79	$0.67

Diluted earnings per share (pre-split):
Continuing operations	$1.02	$0.80	$0.68
Discontinued operations	(0.03)	(0.03)	(0.05)

Net income	$0.99	$0.77	$0.63

Weighted average shares outstanding (pre-split):
Basic	16,723	17,698	17,225
Diluted	17,183	18,316	18,518
The information below has been restated for the three-for-two common stock split as disclosed in Note 17:
Basic earnings per share (post-split):
Continuing operations	$0.70	$0.56	$0.48
Discontinued operations	(0.03)	(0.03)	(0.03)

Net income	$0.67	$0.53	$0.45

Diluted earnings per share (post-split):
Continuing operations	$0.68	$0.54	$0.45
Discontinued operations	(0.03)	(0.03)	(0.03)

Net income	$0.65	$0.51	$0.42

Weighted average shares outstanding (post-split):
Basic	25,085	26,547	25,838
Diluted	25,775	27,474	27,777

See notes to consolidated financial statements

SHUFFLE MASTER, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$2,674	$3,604
Investments	7,751	15,818
Accounts receivable, net	10,007	6,766
Notes receivable	648	1,737
Investment in sales-type leases, net	2,075	525
Inventories	7,365	5,615
Prepaid income taxes	5,659	5,685
Deferred income taxes	833	459
Other current assets	242	384

Total current assets	37,254	40,593
Investment in sales-type leases, net	3,314	—
Products leased and held for lease, net	5,777	7,037
Property and equipment, net	2,047	2,119
Intangible assets, net	5,482	5,539
Goodwill, net	3,664	3,664
Non-current deferred income taxes	1,551	1,298
Other assets	329	353

Total assets	$59,418	$60,603

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,477	$4,209
Accrued liabilities	3,368	2,481
Customer deposits and unearned revenue	2,425	1,953
Current portion of long-term obligations	175	175

Total current liabilities	11,445	8,818

Long-term obligations	250	1,518

Contingencies
Shareholders' equity:
Preferred stock, no par value; 225 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 67,500 shares authorized; 16,477 and 17,276 shares issued and outstanding	165	173
Additional paid-in capital	—	1,895
Retained earnings	47,558	48,199

Total shareholders' equity	47,723	50,267

Total liabilities and shareholders' equity	$59,418	$60,603

See notes to consolidated financial statements

SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(In thousands)

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Total Shareholders' Equity
	Shares	Amount
Balance, October 31, 2000	16,315	$163	$5,263	$22,584	$28,010
Common stock repurchased	(690)	(7)	(8,561)	—	(8,568)
Common stock options exercised	1,935	20	9,227	—	9,247
Options issued for services	—	—	93	—	93
Other common stock issued	49	—	189	—	189
Net income	—	—	—	11,595	11,595

Balance, October 31, 2001	17,609	176	6,211	34,179	40,566
Common stock repurchased	(896)	(9)	(16,242)	—	(16,251)
Common stock options exercised	551	6	3,266	—	3,272
Options issued for services	—	—	42	—	42
Other common stock issued	12	—	47	—	47
Tax benefit from stock option exercises	—	—	8,571	—	8,571
Net income	—	—	—	14,020	14,020

Balance, October 31, 2002	17,276	173	1,895	48,199	50,267
Common stock repurchased	(1,214)	(12)	(8,240)	(17,575)	(25,827)
Common stock options exercised	415	4	3,684	—	3,688
Tax benefit from stock option exercises	—	—	2,661	—	2,661
Net income	—	—	—	16,934	16,934

Balance, October 31, 2003	16,477	$165	$—	$47,558	$47,723

See notes to consolidated financial statements

SHUFFLE MASTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended October 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$16,934	$14,020	$11,595
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,126	7,406	5,816
Provision for bad debts	410	38	25
Provision for inventory obsolescence	754	712	530
Deferred income taxes	(627)	(450)	(17)
Tax benefit from stock option exercises	2,661	8,571	—
Stock options issued for services	—	42	93
Changes in operating assets and liabilities:
Accounts receivable	(3,876)	(2,156)	(611)
Notes receivable	1,089	(1,737)	—
Investment in sales-type leases	(4,639)	246	(224)
Note receivable from related party	—	—	(43)
Inventories	(1,909)	(117)	16
Other current assets	142	67	195
Accounts payable and accrued liabilities	1,067	(322)	(174)
Customer deposits and unearned revenue	472	(167)	257
Income taxes prepaid or payable	26	(7,196)	933

Net cash provided by operating activities	20,630	18,957	18,391

Cash flows from investing activities:
Purchases of investments	(13,579)	(40,788)	(20,519)
Proceeds from sale and maturities of investments	21,646	40,591	9,211
Payments for products leased and held for lease	(3,737)	(3,420)	(1,648)
Purchases of property and equipment	(829)	(600)	(722)
Purchases of intangible assets	(1,018)	(1,956)	(448)
Acquisition of business, net of cash acquired	(1,730)	—	(4,127)
Collection (advance) of note receivable from related party	—	317	(154)
Other	1	(150)	—

Net cash provided (used) by investing activities	754	(6,006)	(18,407)

Cash flows from financing activities:
Repurchases of common stock	(25,827)	(16,251)	(8,568)
Proceeds from issuances of common stock	3,688	3,272	9,247
Proceeds from (payment of) note payable	(175)	600	—
Payments on obligation to related party	—	(50)	(391)

Net cash provided (used) by financing activities	(22,314)	(12,429)	288

Net increase (decrease) in cash and cash equivalents	(930)	522	272
Cash and cash equivalents, beginning of year	3,604	3,082	2,810

Cash and cash equivalents, end of year	$2,674	$3,604	$3,082

Non-cash transactions:
Payment of obligation to related party with common stock	$—	$47	$189
Cash paid for:
Income taxes	$6,664	$6,514	$4,706
Interest	$13	$4	$13

See notes to consolidated financial statements

SHUFFLE MASTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share amounts)

1.     DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of business.    Shuffle Master, Inc. develops, manufactures and markets technology-based products for the gaming industry. Our products primarily relate to our casino customers' table game activities and are focused on increasing their profitability, productivity and security. These products include a full line of automatic card shufflers for use with the vast majority of card table games placed in casinos and other locations. We also market a line of live proprietary poker, blackjack, baccarat, and pai gow poker table games.

        We have acquired or are developing other products to automatically gather data and to enable casinos to track table game players, such as our Bloodhound™ and Intelligent Table System™ ("ITS") products. We are also re-engineering our multi-player video platform, Table Master (acquired in April 2003), to cost-effectively deliver to casinos and others our popular branded table game content on the choice of either a live table or a multi-player video platform. We expect to complete initial development or re-engineering of and to begin marketing certain of these products in late fiscal 2004.

        We sell, lease or license our products. When we lease or license our products, we generally negotiate a month-to-month operating lease. When we sell our products, we offer our customers a choice between a sale or a longer-term sales-type lease. We sell our products worldwide in markets that are significantly regulated and manufacture our products at our headquarters and manufacturing facility in Las Vegas, Nevada.

        In December 2003, our board of directors approved and we committed to divest of our slot products. See Note 16.

        Principles of consolidation.    Our consolidated financial statements include the accounts of Shuffle Master, Inc. and our wholly-owned domestic and foreign subsidiaries. All significant inter-company accounts and transactions have been eliminated.

        In July 2000, we entered into multi-year agreements (the "IGT Alliance") that granted a license to IGT to develop and manufacture slot games. We purchased the games from IGT and recorded them at cost as products were leased and held for lease. The agreements provided that revenues and specified expenses associated with the games are split equally between us and IGT. The consolidated statements of income include our share of these revenues and expenses. In January 2004, we terminated the IGT Alliance. See Note 16.

        Use of estimates.    We use estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used.

        Inventories.    Inventories are stated at the lower of cost or market. We provide allowances for estimated obsolete or unsalable inventory based on assumptions about future demand for our products and market conditions.

        Leased assets and operations.    Our products are primarily leased to customers pursuant to operating leases. Products leased and held for lease are stated as assets at cost, net of depreciation. Depreciation on leased products is calculated using the straight-line method over a period of two to five years. We provide maintenance of our products on lease as part of our normal lease agreements.

Leases of shufflers generally require prepayment of two months' lease payments, which are included on the consolidated balance sheets as customer deposits.

        Revenue recognition.    In general, we recognize revenue when the following criteria are met: persuasive evidence of an arrangement between us and our customer exists, shipment has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Specifically, we earn our revenue in a variety of ways. Shuffler and table equipment are both sold and leased. We also sell service and warranty contracts for our sold equipment. Proprietary table games are sold under lifetime licensing agreements or licensed on a monthly or daily fee basis.

        Lease and royalty revenue—Shuffler lease revenue is earned and recognized monthly based on a monthly fixed fee, generally through indefinite term operating leases of shuffler equipment. Table royalties are earned and recognized monthly based on indefinite term, monthly rate license agreements for our proprietary table games. Lease and royalty revenue commences upon the completed installation of the leased equipment or table game.

        Sales and service revenue—We generate sales revenue through the sale of equipment in each product segment, including sales revenue from sales-type leases and the sale of lifetime licenses for our proprietary table games. Sales-type leases include payment terms ranging from 12 to 48 months and include a bargain purchase option. Revenue from the sale of equipment is recorded upon shipment. If a customer purchases existing leased equipment, revenue is recorded on the effective date of the purchase agreement. Revenue on service and warranty contracts is recognized over the terms of the contracts, which are generally one year. Revenue from the sale of lifetime licenses, under which we have no continuing obligations, is recorded on the effective date of the license agreement.

        Research and development costs.    We incur research and development expense to develop our new and next-generation products. Our products reach technological feasibility when we receive gaming regulatory product approval, which occurs concurrent with our products being made available to our customers. Accordingly, research and development costs are expensed as incurred.

        Concentration of credit risk.    Our financial instruments that have potential concentrations of credit risk include cash and cash equivalents, accounts receivable and investments in sales-type leases. We place our cash and cash equivalents with high credit quality institutions. Accounts receivable and investments in sales-type leases have concentration of credit risk because they all relate to our customers in the gaming industry. From time to time, we make significant sales to customers that exceed 10% of our then-outstanding accounts receivable balance. At October 31, 2003, one customer's balance, which was subsequently collected, accounted for 18.6% of our accounts receivable, net. No single sales-type lease exceeds 10% of our investment in sales-type leases.

        Property and equipment.    Property and equipment is stated at cost. Depreciation is recorded using the straight-line method over the estimated useful life of the asset of three to ten years, or lease terms, if shorter, for leasehold improvements. We estimate useful lives for our long-lived assets based on historical experience, estimates of products' commercial lives, the likelihood of technological obsolescence, and estimates of the duration of commercial viability for patents, licenses and games.

        Intangible assets.    Intangible assets include purchased intellectual property for games, patents, trademarks, copyrights, and licenses. All of our intangible assets are amortized over a period of two to fifteen years, commencing with the purchase or, in the case of licenses, with receipt of related revenue.

Amortization is calculated using the straight-line method, except for certain licenses that are amortized proportionate to the related revenue. See Note 5.

        Goodwill.    Goodwill is stated at cost less accumulated amortization of $112 through October 31, 2001. Effective November 1, 2001, we ceased amortization of goodwill. Goodwill is tested for impairment each year during our fiscal fourth quarter in connection with our annual budgeting process. See Note 5.

        Impairment of long-lived assets.    Long-lived assets include products leased and held for lease, property and equipment, intangible assets, goodwill, and other non-current assets. We assess the recoverability of long-lived assets annually or when circumstances indicate that the carrying amount of an asset may not be fully recoverable. If undiscounted expected cash flows to be generated by a long-lived asset or asset group are less than its carrying amount, we would record an impairment expense to write down the long-lived asset or asset group to its estimated fair value. Fair value is determined based on discounted expected future cash flows. No asset impairments were recorded in any period presented.

        Foreign currency translation.    Our foreign subsidiaries' asset and liability accounts are translated into United States dollar amounts at the year-end exchange rates. Revenue and expense accounts are translated at the average exchange rates for the year. Transaction gains and losses, the amounts of which are immaterial for all periods presented, are included in interest income, net. Foreign exchange translation adjustments, if material, are recorded as a separate component of shareholders' equity.

        Earnings per common share.    Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and issuable during the year. Diluted earnings per share is similar to basic, except that the weighted average number of shares outstanding is increased by the potentially dilutive effect of outstanding stock options during the year, using the treasury stock method.

        Recently issued or adopted accounting standards.    In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 expands the disclosures required by guarantors for obligations under certain types of guarantees and requires initial recognition at fair value of a liability for such guarantees. We adopted the disclosure requirements of FIN 45 effective for the quarter ended January 31, 2003, and the liability recognition requirements to guarantees issued or modified after December 31, 2002. The adoption of these requirements did not have a material impact on our results of operations or financial position.

        In December 2002, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition accounting for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted SFAS No. 148 effective with the quarter ended January 31, 2003 and disclosures required under this statement are included in Note 9.

        The Emerging Issues Task Force ("EITF") recently reached a consensus on issues relating to the accounting for multiple element arrangements: Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," and Issue No. 03-05, "Applicability of AICPA SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More Than Incidental Software." The consensus opinion reached in EITF No. 03-05 clarifies the guidance in EITF No. 00-21 and was reached on July 31, 2003. The consensus opinions are consistent with our revenue recognition policies.

        Reclassifications.    Certain prior period amounts have been reclassified to conform to the current period presentation. Effective November 1, 2003, we realigned our reportable segments. See Note 15. In addition, we have reclassified our slot products operations as discontinued. See Note 16.

2.     FINANCIAL INSTRUMENTS

        Cash and cash equivalents.    Cash and cash equivalents include short-term investments with maturities of three months or less from their date of purchase. We maintain cash balances that occasionally exceed federally insured limits; however, we have incurred no losses on such accounts.

        Investments.    We classify all of our securities as available-for-sale. Our investments are recorded at fair market value, which, as of October 31, 2003 and 2002, approximated amortized cost.

        Investments at fair value consisted of the following as of October 31:

	2003	2002
United States government and agency obligations	$4,193	$15,818
Corporate bonds	3,558	—

	$7,751	$15,818

        Fair value disclosures of financial instruments.    The estimated fair values of accounts receivable, notes receivable, investment in sales-type leases and accounts payable approximate the carrying values due to the relatively short-term nature of the instruments.

3.     RECEIVABLES AND INVESTMENT IN SALES-TYPE LEASES

        The following provides additional disclosure for accounts receivable, notes receivable and investment in sales-type leases as of October 31:

	2003	2002
Accounts receivable, net:
Trade receivables	$9,326	$5,914
Accrued slot products revenue	1,021	1,072
Less: allowance for bad debts	(340)	(220)

	$10,007	$6,766

Notes receivable	$648	$1,737

        Accrued slot products revenue represents estimated unbilled participation revenue from slot leases. All amounts are expected to be billed and collected within 12 months. The notes receivable relate to sales to a foreign distributor. The notes are unsecured, bear interest at 3%, and are due in monthly installments through January 2004.

	2003	2002
Investment in sales-type leases, net:
Minimum lease payments	$6,155	$567
Less: interest	(541)	(42)
Less: allowance for bad debts	(225)	—

Investment in sales-type leases, net	5,389	525
Less: current portion	(2,075)	(525)

Long-term portion	$3,314	$—

        Investment in sales-type leases includes amounts receivable under capital lease arrangements. Sales-type leases are interest bearing, require monthly installment payments over periods ranging from 12 to 48 months and contain bargain purchase options.

        Future minimum lease payments to be received are as follows:

Year ending October 31,
2004	$2,626
2005	2,361
2006	1,119
2007	49

$6,155

        We maintain provisions for bad debts for estimated credit losses that result from the inability of our customers to make required payments. The provisions for bad debts are estimated based on historical experience and specific customer collection issues.

4.     OTHER BALANCE SHEET DATA

        The following provides additional disclosure for selected balance sheet accounts as of October 31:

	2003	2002
Inventories:
Raw materials and component parts	$4,873	$3,842
Work-in-process	913	778
Finished goods	2,584	1,595

	8,370	6,215
Less: allowance for inventory obsolescence	(1,005)	(600)

	$7,365	$5,615

Products leased and held for lease, net:
Utility products	$11,241	$9,010
Entertainment products	2,350	2,394
Slot products	8,585	8,329

	22,176	19,733
Less: accumulated depreciation	(16,399)	(12,696)

	$5,777	$7,037

Property and equipment, net:
Office furniture and computer equipment	$3,878	$3,404
Leasehold improvements	2,388	2,130
Production equipment and other	1,023	954

	7,289	6,488
Less: accumulated depreciation	(5,242)	(4,369)

	$2,047	$2,119

5.    INTANGIBLE ASSETS AND GOODWILL

        On November 1, 2001, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which established new accounting and reporting requirements for goodwill and other intangible assets. Under this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but are tested for impairment at least annually. Intangible assets with definite lives are amortized. We completed our annual assessment of impairment and determined that recorded goodwill was not impaired. In conjunction with adopting SFAS No. 142, we also reassessed our previously recognized identifiable intangible assets and determined that their useful lives and their classifications were appropriate.

        Intangible assets.    All of our recorded intangible assets are subject to amortization. Amortization expense was $2,075, $1,529, and $1,310 for each of the years ended October 31, 2003, 2002, and 2001, respectively. Amounts capitalized as intangible assets during the year ended October 31, 2002 included $1,000 of intellectual property rights acquired in a business combination as disclosed in Note 13, and $1,018 of other licenses with a weighted average life of five years. Intangible assets are comprised of the following at October 31:

	2003	2002
Purchased table games	$3,700	$3,700
Less: accumulated amortization	(1,608)	(1,168)

	2,092	2,532

Purchased slot games	3,370	3,370
Less: accumulated amortization	(3,238)	(2,925)

	132	445

Patents	1,942	1,619
Less: accumulated amortization	(510)	(310)

	1,432	1,309

Licenses and other	3,723	2,090
Less: accumulated amortization	(1,897)	(837)

	1,826	1,253

Intangible assets, net	$5,482	$5,539

        Estimated amortization of intangible assets at October 31, 2003 is as follows:

Year ending October 31,
2004	$1,332
2005	991
2006	755
2007	716
2008	677
Thereafter	1,011

$5,482

        Goodwill.    Goodwill originated from our acquisition of the QuickDraw® shuffler product line, certain assets, liabilities and stock of a group of Australian companies in fiscal year 2001. There were no changes in the carrying amount of goodwill during the year ended October 31, 2003. Changes in the carrying amount of goodwill for the year ended October 31, 2002, are as follows:

Balance, October 31, 2001	$3,258
Acquisition price adjustment	406

Balance, October 31, 2002	$3,664

        Goodwill amortization was $112 for the year ended October 31, 2001. Pro forma net income, reflecting the elimination of goodwill amortization and the related income tax effect, for the year ended October 31, 2001 was $11,668. The elimination of goodwill amortization and the related income tax effect results in basic and diluted earnings per share of $0.68 and $0.63, respectively, for the year ended October 31, 2001, compared to reported amounts for basic and diluted earnings per share of $0.67 and $0.63, respectively.

6.    INCOME TAXES

        Deferred income taxes are recorded to reflect the income tax consequences in future years between the financial reporting and income tax bases of assets and liabilities using current tax laws and statutory rates. Income tax expense is the sum of the tax currently payable and the change in deferred taxes during the year.

        The income tax provisions attributable to continuing operations and discontinued operations is as follows for the years ended October 31:

	2003	2002	2001
Continuing operations	$9,458	$7,937	$6,711
Discontinued operations	(735)	(553)	(604)

Net Income	$8,723	$7,384	$6,107

        The components of the provision for income taxes are as follows for the years ended October 31:

	2003	2002	2001
Current:
Federal	$8,353	$7,005	$5,488
State	779	664	531
Foreign	218	165	105

	9,350	7,834	6,124
Deferred	(627)	(450)	(17)

	$8,723	$7,384	$6,107

        Deferred tax assets consisted of the following as of October 31:

	2003	2002
Current deferred tax asset:
Inventory allowance	$342	$207
Bad debt allowances	192	75
Accrued vacation	153	126
Other	146	51

	$833	$459

Non-current deferred tax assets:
Intangible amortization	$994	$940
Depreciation	542	309
Other	15	49

	$1,551	$1,298

        We recognized no valuation allowance as of October 31, 2003 and 2002, to offset our deferred tax assets because we estimate that it is more likely than not that we will realize the full benefit of our deferred tax assets. The estimate is based on our evaluation of our anticipated profitability over the years when the underlying temporary differences are expected to become tax deductions.

        The reconciliation of the federal statutory rate to the effective income tax rate from continuing operations for the years ended October 31 is as follows:

	2003	2002	2001
Federal income tax at the statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.0%	2.0%	2.0%
Benefit due to foreign sales	(1.3%)	(1.5%)	(1.2%)
Federal tax credits	(0.4%)	(0.3%)	(0.3%)
Other	(0.3%)	(0.2%)	(0.5%)

Effective tax rate	35.0%	35.0%	35.0%

7.    LONG-TERM OBLIGATIONS AND CREDIT AGREEMENT

        Long-term obligations consist of the following at October 31:

	2003	2002
Note payable	$425	$600
Long-term accounts payable	—	1,093
Less: current portion of note payable	(175)	(175)

	$250	$1,518

        Note payable.    In August 2002, we purchased a patent and the Bloodhound product (formerly, Blackjack Survey Voice™) from Casino Software and Services, LLC for cash of $300 and a note payable for $600. The note bears interest at 2% annually, with principal as of October 31, 2003, due in installments of $175 and $250 on August 7, 2004 and 2005, respectively, subject to other terms and conditions.

        Long-term accounts payable.    We purchased certain of our leased equipment under the IGT Alliance Agreements that provide for payment terms of up to 30 months. As of October 31, 2003, all amounts payable to IGT for machine purchases were due within 12 months, and accordingly classified as current liabilities. In connection with the sale of our IGT Alliance slot operations to IGT in January 2004, amounts due to IGT for earlier purchases of machines were paid in full. See Note 16.

        Credit agreement.    We maintain a revolving credit agreement with a bank, which expires October 31, 2004. Borrowings under this agreement may be used for working capital and capital expenditure needs, stock repurchases, new product rollouts, or the acquisition of intellectual property and businesses.

        Borrowings are limited in amount to the lesser of $15,000 or twice our earnings before interest, taxes, depreciation, and amortization for the most recent cumulative four quarters. We may borrow funds, provided that we maintain certain current, fixed charge coverage and leverage ratios. The interest rate on borrowings under the credit agreement will be, at our option, either the bank's prime rate, or LIBOR, adjusted for a premium determined by our leverage ratio as of the most recent quarter. Borrowings under the credit agreement are secured by substantially all of our accounts receivable, inventory, and products leased and held for lease. We had no borrowings under the credit agreement during the years ended October 31, 2003 and 2002.

8.    COMMITMENTS AND CONTINGENCIES

        Operating leases.    We lease office, production, warehouse and service facilities, and service vans under operating leases. The facility leases are for periods ranging from one to ten years, include renewal options, and include an allocation of real estate taxes and other operating expenses. Total rent expense under operating leases was $997, $887, and $740 for the years ended October 31, 2003, 2002, and 2001, respectively.

        Estimated future minimum lease payments under operating leases as of October 31, 2003, are as follows:

Year ending October 31,
2004	$1,007
2005	857
2006	684
2007	512
2008	173
Thereafter	—

$3,233

        Purchase commitments.    From time to time, we enter into commitments with our vendors to purchase inventory at fixed prices or in guaranteed quantities. These commitments are not material.

        Intellectual property licenses.    Certain of our intellectual property licenses require additional payments if we elect to renew the licenses. These renewal payments are not material. In addition, we may elect to negotiate and renew licenses upon their normal expiration. No assurances can be given as to the terms of such renewals, if any.

        Employment agreements.    We have entered into employment contracts with our corporate officers and certain other key employees with durations ranging from one to three years. Significant contract provisions include minimum annual base salaries, healthcare benefits, bonus compensation if performance measures are achieved, and non-compete provisions. These contracts are primarily "at will" employment agreements, under which we or the employee may terminate employment. If we terminate any of these employees without cause, then we are obligated to pay the employee severance benefits as specified in their individual contract. As of October 31, 2003, minimum aggregate severance benefits totaled $2,909.

        Legal proceedings.    Our current material litigation and our current assessments are described below. Litigation is inherently unpredictable. Our current assessment of each matter may change based on future unknown or unexpected events. If any litigation were to have an adverse result that we did not expect, there could be a material impact on our results of operations or financial position. We believe costs associated with litigation will not have a material impact on our financial position or liquidity, but may be material to the results of operations in any given period. We assume no obligation to update the status of pending litigation, except as may be required by applicable law, statute or regulation.

        IGCA—In April 2001, we were sued by Innovative Gaming Corporation of America ("IGCA"), a Minnesota corporation. The suit was filed in the Second Judicial District Court of the State of Nevada, in Washoe County, Nevada. The defendants are us and Joseph J. Lahti, our former Chairman. The complaint alleges breach of contract, negligence, misrepresentation and related theories of liability, all relating to a confidentiality agreement with respect to what the plaintiff claims to be its intellectual property. The complaint seeks an unspecified amount of damages. We have answered the complaint by denying any liability and raising various affirmative defenses. We completely deny the plaintiff's claims and believe we will prevail in this litigation.

        VendingData—In March 2002, we filed a patent infringement lawsuit against VendingData Corporation, d/b/a Casinovations, and related entities. The suit was filed in the U.S. District Court for the District of Nevada, in Las Vegas, Nevada. The complaint alleges that the defendants have infringed two of our patents and seeks an unspecified amount of damages and a permanent injunction against the defendants' infringing conduct. The defendants have denied liability, raised numerous affirmative defenses, and also filed a counterclaim alleging, among other causes of action, breach of a confidentiality agreement and patent invalidity. The counterclaim seeks an unspecified amount of damages. We completely deny each of the claims contained in defendants' counterclaim, and believe we will prevail in our infringement action, including with respect to defendants' counterclaim.

        Awada—In September 2002, Yehia Awada and Gaming Entertainment, Inc. ("Awada") sued us. The suit was filed in the Second Judicial District Court of the State of Nevada, in Clark County, Nevada. The defendants are us and Mark L. Yoseloff, our CEO and Chairman. The complaint alleges breach of contract and related theories and causes of action concerning the 1999 agreement between us and the plaintiffs, relating to the plaintiffs' 3 Way Action® table game. The complaint seeks an unspecified amount of damages. We have cross-complained against the plaintiffs, alleging fraud and related causes of action, and are seeking unspecified damages from the plaintiffs. We completely deny the plaintiffs' allegations in the complaint. We also believe that we will prevail in our cross-complaint.

        CARD (Australia)—In December 2002, we filed a patent infringement lawsuit against John Huxley Casino Equipment Limited in the Federal Court of Australia, New South Wales District Registry, alleging that the defendant's distribution and other marketing activities of the One2Six™ shuffler in Australia were infringing one of our Australian patents. In March 2003, we were granted permission by the court to add CARD as a defendant in that lawsuit. A permanent injunction against the selling of the One2Six and an unspecified amount of damages are being sought in the Australian action. The defendants have denied liability, raised numerous affirmative defenses, and also filed a claim alleging patent invalidity. We believe that we will prevail in this litigation.

        CARD (UK)—In April 2003, we filed a patent infringement lawsuit against CARD in the High Court of Justice, Chancery Division, Patents Court, in the United Kingdom. We are seeking a permanent injunction against the selling of the One2Six shuffler in the United Kingdom and an unspecified amount of damages. The defendant has denied liability, raised numerous affirmative defenses, and also filed a claim alleging patent invalidity. We believe that we will prevail in this litigation.

        CARD (US)—In May 2003, CARD, LLC, an entity affiliated with CARD and its parent company, Casinos Austria AG (collectively, the "Austrian Entities"), filed a lawsuit against us in the U.S. District Court for the District of Nevada, in Reno, Nevada, seeking a declaratory judgment that the One2Six shuffler manufactured by the Austrian Entities does not infringe two of our shuffler patents. The complaint also alleges that certain of our shufflers infringe a patent issued in 1989 to a third party which CARD, LLC claims to have recently purchased, and seeks a permanent injunction and an unspecified amount of damages. We completely deny the allegations of the complaint, and believe we will prevail in defending the plaintiff's claims. Specifically, we continue to believe that the One2Six shuffler violates at least two of our shuffler patents. In August 2003, we filed a counterclaim in the litigation alleging such infringement. The counterclaim seeks a preliminary and permanent injunction against the defendant's infringing conduct, and an unspecified amount of damages. We believe that we will prevail in our counterclaim.

        In mid-September 2003, we filed a new suit in the same federal court in Reno, Nevada, alleging that both CARD, LLC and CARD infringe five of our shuffler patents, including the two named in the first suit. We also filed for a preliminary injunction on one claim of each of four of the five patents that are the subject of the new action. The defendants have denied liability and have alleged that each patent sued upon is invalid. Thereafter, the Court consolidated all claims, counterclaims and issues from both Reno cases into one action.

        On December 8, 2003, the Court issued a preliminary injunction order against CARD, LLC and CARD and their affiliates relating to any current distribution of their One2Six shuffler in the United States, finding that there was a likelihood of success that we would prevail at trial on our claim of patent infringement on one claim of one of the four patents on which we had sought such a preliminary injunction. As a general matter, neither the issuance nor the denial of a preliminary injunction on any particular patent claim or patent is necessarily indicative of the ultimate outcome at a trial on that patent claim or the patent itself.

        At this time, CARD, LLC and CARD are seeking either a reconsideration of the preliminary injunction order or a stay of the order pending an appeal. While we cannot guarantee that the order might not be reversed, modified or stayed, we believe that the preliminary injunction was properly granted and issued, and that, no matter what the Court may do with the preliminary order, that we will prevail at the trial of the consolidated action and that a permanent injunction against the One2Six shuffler in the United States will be ordered.

        AIM Management—In June 2003, AIM Management, Inc. and Douglas Okuniwiecz, filed a patent infringement suit against us and our affiliate, Shuffle Master of Mississippi, Inc., in the U. S. District Court for the Southern District of Mississippi. The complaint alleges that we are infringing two patents owned by the plaintiffs. The subject patents involve a certain hardware feature related to computer-based operating systems. The complaint seeks a permanent injunction and an unspecified amount of damages. We completely deny the claims contained in the plaintiffs' complaint, have alleged that plaintiffs' patents are invalid, and believe that we will prevail in this litigation.

        Gaming Entertainment—In July 2003, we filed a patent infringement suit against Gaming Entertainment, Inc., in the U. S. District Court for the Northern District of Mississippi. Our complaint alleges that the defendant's 3-5-7 Poker Game infringes a patent owned by us. We are seeking both a preliminary and permanent injunction and an unspecified amount of damages. The defendant has denied liability, raised numerous affirmative defenses, and also filed a counterclaim alleging patent invalidity. In September 2003, the case was transferred to the U.S. District Court for the District of Nevada, in Las Vegas, Nevada (but not to the same judges who are hearing the VendingData case and CARD consolidated case, each described above). We believe we will prevail in this litigation.

        VendingData (LA)—In July 2003, we filed a complaint against VendingData Corporation and Casinovations, Inc., in the Central Court of Orleans Parish in New Orleans, Louisiana. The complaint alleges that the defendants are committing unfair sales and trade practices in violation of Louisiana state law. The complaint seeks a permanent injunction against the defendants' conduct and an unspecified amount of damages. The defendants have denied liability, raised numerous affirmative defenses, and also filed a claim alleging that, should they prevail in the litigation, they are entitled to reimbursement of their attorney's fees. We believe that we will prevail in this litigation.

        In the ordinary course of conducting our business, we are, from time to time, involved in other litigation, administrative proceedings and regulatory government investigations. We believe that the final disposition of any of these or other matters will not have a material adverse effect on our financial position, results of operations or liquidity.

9.    STOCK OPTIONS

        The Shuffle Master, Inc. 2002 Stock Option Plan ("2002 Plan") permits, and the Shuffle Master, Inc. 1993 Stock Option Plan ("1993 Plan") permitted, the granting of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code and nonqualified options that do not meet the requirements of Section 422. Stock options may not be granted at an exercise price less than the market value of our common stock at the date of grant and may not be subsequently repriced. Options granted under the 1993 Plan and 2002 Plan generally vest in equal increments over three or four years and expire in ten years. As of October 31, 2003, 388,000 shares are available for grant under the 2002 Plan. Options may no longer be granted under the 1993 Plan. These plans were approved by our shareholders.

        The Shuffle Master, Inc. Restated Outside Directors' Option Plan ("1994 Directors' Plan") and the Shuffle Master, Inc. 2003 Stock Option Plan for Non-Employee Directors ("2003 Directors' Plan"), compensate outside Directors with grants of stock options upon their election or re-election to the Board, or upon other discretionary events. Options are granted to each eligible director at a price equal to the fair market value of our common stock on the date of the grant. Generally, each option is immediately exercisable and expires seven to ten years from the grant date. As of October 31, 2003, 18,000 shares and 420,000 shares were available for grant under the 1994 Directors' Plan and 2003 Directors' Plan, respectively; although the 1994 Directors' Plan will no longer permit the granting of options in fiscal year 2004. These plans were approved by our shareholders.

        In each of the years ended October 31, 2002 and 2001, our board of directors granted to consultants options to purchase 5,000, and 22,500 shares of common stock valued at $42 and $93, respectively. The options were granted at an exercise price equal to the market value of our common stock at the date of grant. The fair value of the options, which was expensed on the date of grant, was determined using the Black-Scholes option valuation model applying assumptions consistent with those used to value employee stock options.

        A summary of stock option activity and weighted average exercise prices for the years ended October 31 is as follows (shares in thousands):

	2003		2002		2001
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Outstanding, beginning of year	1,533	$10.99	1,831	$8.56	2,534	$4.05
Granted	1,087	24.03	261	17.17	1,255	11.78
Exercised	(415)	9.04	(551)	5.94	(1,935)	4.78
Forfeited	(182)	16.09	(8)	13.25	(23)	4.95

Outstanding, end of year	2,023	17.94	1,533	10.99	1,831	8.56

Exercisable, end of year	841	$11.22	852	$9.65	961	$6.93

        The following table summarizes information concerning options outstanding and options exercisable as of October 31, 2003 (shares in thousands):

			Outstanding
				Weighted Average Remaining Contractual Life		Exercisable
Range of Exercise Prices			Shares		Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$2.35	—	$3.53	40	4.4	$3.44	40	$3.44
3.54	—	5.30	184	4.7	3.87	184	3.87
5.31	—	7.96	5	6.7	6.89	5	6.89
7.97	—	11.95	457	7.5	11.09	362	10.89
11.96	—	17.93	144	7.1	15.83	69	15.68
17.94	—	26.90	697	8.3	20.58	181	19.58
26.91	—	29.19	496	10.0	27.70	—	—

			2,023	8.1	17.94	841	11.22

        We use the intrinsic value method for measurement and recognition of stock-based transactions with employees and directors. No compensation expense has been recognized for stock options issued to employees and directors since the exercise price for all options granted was equal to the fair value of the common stock on the date of grant. If compensation expense for stock option grants had been determined based on their estimated fair value at their date of grant for grants during fiscal 2003, 2002, and 2001, our net income and earnings per share would have been as follows for each of the years ended October 31:

	2003	2002	2001
Net income:
As reported	$16,934	$14,020	$11,595
Pro forma	12,584	10,737	6,888
Earnings per common share, basic:
As reported	$1.01	$0.79	$0.67
Pro forma	0.75	0.61	0.23
Earnings per common share, diluted:
As reported	$0.99	$0.77	$0.63
Pro forma	0.73	0.59	0.21
Weighted average fair value of options granted during the year	$14.68	$11.52	$9.28

        The fair value of options granted during the years ended October 31, 2003, 2002, and 2001, was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

	2003	2002	2001
Dividend yield	None	None	None
Expected volatility	65.3%	71.7%	79.2%
Risk-free interest rate	2.9%	3.0%	2.9%
Expected life of options	5.9 years	6.4 years	8.4 years

        The most significant of these assumptions are the expected future volatility of our stock price and the expected period of time an optionee will hold an option ("Option Life"). We base these estimates primarily on our stock historical volatility and Option Life for the preceding three years. If actual future volatility and Option Life differ from our estimates, disclosed amounts for pro forma net income and earnings per share could be significantly different. Further, actual compensation, if any, ultimately realized by optionees may differ significantly from that estimated using an option valuation model.

10.    EARNINGS PER SHARE

        Shares used for computing basic and diluted earnings per share from continuing operations were computed as follows for the years ended October 31 (shares in thousands):

	2003	2002	2001
Income from continuing operations	$17,579	$14,741	$12,462
Basic:
Weighted average shares outstanding	16,723	17,698	17,213
Shares to be issued under asset purchase agreement	—	—	12

Weighted average shares, basic	16,723	17,698	17,225

Diluted:
Weighted average shares, basic	16,723	17,698	17,225
Dilutive impact of stock options	460	618	1,293

Weighted average shares, diluted	17,183	18,316	18,518

Basic earnings per share	$1.05	$0.83	$0.72
Diluted earnings per share	$1.02	$0.80	$0.68

11.    SHAREHOLDERS' EQUITY

        Common stock.    During the years ended October 31, 2003, 2002 and 2001, we repurchased 1,214,000, 896,000, and 690,000 shares of our outstanding stock at total costs of $25,827, $16,251, and $8,568, respectively.

        Our board of directors periodically authorizes us to repurchase shares of our common stock. In October 2003, the board of directors authorized the repurchase of up to $30,000 of our common stock. This authorization superceded all previous outstanding authorizations. At October 31, 2003, the full amount of the authorization remained outstanding.

        During each of the years ended October 31, 2003 and 2002, we recorded income tax benefits of $2,661 and $8,571 related to deductions for employee stock option exercises. The tax benefit, which increased prepaid income taxes and additional paid-in capital by equal amounts, had no affect on our provision for income taxes.

        Preferred stock.    On June 26, 1998, in connection with the adoption of the Shareholder rights plan, our board of directors designated and established 225,071 shares of no par value Series A Junior Participating Preferred Stock ("Preferred Stock"). Holders of Preferred Stock are entitled to one hundred votes on any matters submitted to vote by our shareholders, an aggregate dividend of one hundred times any dividend declared on common stock and a liquidation preference of one hundred times any liquidation payment amount to common shareholders. No shares of Preferred Stock have been issued.

        Shareholder rights plan.    On June 26, 1998, our board of directors adopted a shareholder rights plan and declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding common share to shareholders of record on July 10, 1998. Additionally, our board of directors further authorized and directed the issuance of one Right for each share of common stock that shall become outstanding between July 10, 1998 and the earliest of the Distribution Date, Redemption Date and the Final Expiration Date, all as defined in the plan.

        Each Right will entitle the registered holder (unless the holder is an Acquiring Person, as defined) to purchase from us one one-hundredth of a share of Preferred Stock at $8 per one one-hundredth of a share of Preferred Stock, subject to adjustments (the "Purchase Price"). The Rights generally become exercisable if a person or group acquires, or tenders for, 20% or more of our common stock. In such event, upon exercise of the Right, the holder of a Right may receive common shares having a value of two times the Purchase Price.

        The Rights will expire on June 26, 2008, unless they become exercisable or are amended before that date, but may be redeemed by us for $.01 per Right. After a person or group becomes an Acquiring Person, the Rights may not be redeemed and may only be amended in limited circumstances.

12.    RELATED PARTY TRANSACTIONS

        In fiscal 1997, we advanced $300 to our then Chairman of the Board. This note receivable was amended in May 2000 to mature in January 2004, to bear interest at seven percent, and to be secured by a right of offset against our obligation to pay our Chairman of the Board under an employment agreement. The note receivable balance of $317, including $17 in accrued interest, was repaid in full during fiscal 2002.

        We had a non-interest bearing obligation to our Chief Executive Officer related to the purchase of certain intellectual property, payable in cash and common stock. The cash portion of the obligation was discounted at a rate of seven percent. The obligation of $97 was fully paid in December 2001.

        In June 2001, we advanced $1,000 to our then Chief Executive Officer. This note receivable was to mature on October 31, 2001, bore interest at 6%, and was secured by 43,200 shares of our common stock beneficially owned by our then Chief Executive Officer. This note and accrued interest was paid in full in July 2001, when the Chief Executive Officer surrendered 47,660 shares of common stock that had a fair market value of $21.00 per share.

13.    ACQUISITIONS

        Sega.    On April 23, 2003, we acquired certain product inventory and product intellectual property rights from Sega Corporation of Japan and its wholly-owned subsidiary, Sega Gaming Technology ("Sega"), for $1,730 in cash. The intellectual property comprises worldwide rights (excluding Japan) to Sega's multi-player games, including Royal Ascot, Royal Derby, Sega Blackjack, Bingo Party and Roulette Club (collectively, "Games License"), and a five year non-compete covenant covering certain games in North America. The Games License is exclusive in North America for ten years and non-exclusive thereafter. The acquired products were assigned to our Slot Products segment and are now marketed under the product name Table Master. We plan to expand these products by incorporating our existing proprietary table game titles such as Let It Ride and Three Card Poker into the multi-player games.

        The acquisition was accounted for under the purchase method of accounting and, accordingly, the acquisition cost was allocated among the estimated fair values of the acquired assets. All acquired intangible assets have definite lives. A summary of the preliminary allocation of the acquisition cost and the related amortization periods for acquired intangible assets follows:

	Amortization Period	Estimated Fair Value
Inventory		$730

Intangible assets:
Games license	10 years	900
Non-compete covenant	5 years	100

Total intangible assets		1,000

Total acquisition cost		$1,730

        Gaming Products.    On April 28, 2001, we acquired the assets and certain liabilities of three separate Australian companies operating under the Gaming Products name as well as all the common stock of Gaming Product Pty Ltd, a fourth company that holds patents relating to the QuickDraw line of continuous multi-deck shufflers that Gaming Products manufactured. The acquisition cost of $4,127 in cash was provided by internally generated cash flows.

        The acquisition was accounted for by the purchase method of accounting and, accordingly, the acquisition cost was allocated among the estimated fair values of the acquired assets and assumed liabilities. The preliminary acquisition cost allocation was subject to adjustment based on the resolution of acquired distributor liabilities and certain other contingencies. During fiscal 2002, we completed our valuation and increased accrued liabilities and goodwill each by $406. The statements of consolidated income include the results of the acquired businesses beginning on April 28, 2001. A summary of the allocation of the acquisition cost follows:

Estimated Fair Value
Inventory	$562
Patents	500
Accounts receivable and other	86

Total assets acquired	1,148

Accounts payable	(279)
Accrued liabilities	(518)

Total liabilities assumed	(797)

Goodwill	3,776

Total purchase price	$4,127

14.    DEFINED CONTRIBUTION PLAN

        We sponsor a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code and covers employees who meet certain age and service requirements. We may make matching contributions to the plan based on a percentage of employee compensation and actual contributions. In the years ended October 31, 2003, 2002 and 2001, we elected to make matching contributions of 50% of employee contributions up to 4% of compensation, totaling $164, $149, and $127, respectively.

15.    OPERATING SEGMENTS

        We have four product lines; Shufflers, Proprietary Table Games, Table Master, and ITS. Our Shufflers and Proprietary Table Games are each significant to our operating results. Our Table Master and ITS product lines, while important to our strategic direction, consisted primarily of research and development activities during the year ended October 31, 2003.

        In December 2003, our board of directors approved and we committed to divest our slot product operations and assets. All periods presented have been reclassified to reflect our slot products as discontinued operations. See Note 16.

        As a result of our redefined product strategy and the divestiture of our slot products, beginning in fiscal year 2004, we have realigned our reportable segments. We have two reportable segments, which are classified as continuing operations, Utility Products and Entertainment Products. Utility Products includes our Shufflers and ITS product lines. Entertainment Products includes our Proprietary Table Games and Table Master product lines. Each segment's activities include the design, development, acquisition, manufacture, marketing, distribution, installation and servicing of its product lines. All periods presented have been reclassified to conform to our current reportable segments.

        Segment operating income or loss, includes revenues and expenses directly and indirectly associated with a product line. Direct expenses primarily include depreciation of leased assets, cost of product sold, shipping and installation, commissions, product approval costs, and research and development. Indirect expenses include an activity-based allocation of other general product related costs, the most significant of which are service and selling expenses and manufacturing overhead. Corporate general and administrative expenses are not allocated to segments. Corporate assets are comprised primarily of cash and cash equivalents, investments, property and equipment, and prepaid and deferred income taxes.

        For the years ended October 31, 2003, 2002 and 2001, sales to customers outside the United States, primarily Canada and the United Kingdom, accounted for 15%, 23%, and 18% of consolidated revenue, respectively. No individual customer or foreign country accounted for more than 10% of consolidated revenue. Long-lived assets outside the United States do not exceed 10% of total assets for all periods presented.

        The following provides financial information concerning our reportable segments of our continuing operations:

	Year Ended October 31,
	2003	2002	2001
Revenue:
Utility products	$33,092	$28,756	$27,902
Entertainment products	25,151	19,853	15,223
Corporate	108	68	124

	$58,351	$48,677	$43,249

Income (Loss) from operations:
Utility products	$16,970	$15,367	$15,346
Entertainment products	20,316	15,794	12,121
Corporate	(10,505)	(9,133)	(9,001)

	$26,781	$22,028	$18,466

Depreciation and amortization:
Utility products	$2,074	$2,134	$2,092
Entertainment products	710	658	693
Corporate	1,174	836	939

	$3,958	$3,628	$3,724

Capital expenditures:
Utility products	$3,530	$2,324	$4,859
Entertainment products	331	72	399
Corporate	924	646	722

	$4,785	$3,042	$5,980

Assets, end of period:
Utility products	$21,287	$15,573	$14,100
Entertainment products	9,161	5,201	5,379
Corporate	21,134	29,694	23,377

	$51,582	$50,468	$42,856

16.   DISCONTINUED OPERATIONS

        In December 2003, our board of directors approved and we committed to a plan to divest our slot products, based on our determination that this product line was no longer a strategic fit with our refocused core business strategy of providing products and services for the table game area of casinos. In January 2004, we entered into agreements pursuant to which we sold substantially all of our slot product assets to IGT. Significant terms of the agreements include:

  •
  We sold our share of the IGT Alliance slot operations, related inventory and leased assets to IGT.

  •
  We conveyed to IGT certain intellectual property rights, principally our slot operating system, patents and licenses.

  •
  The IGT Alliance Agreements were terminated and all amounts due to IGT under the IGT Alliance Agreements were paid in full.

  •
  We agreed to terminate our initiative to develop retrofit games based on IGT's S+ game platform.

  •
  Net proceeds from the disposition of slot products assets were $8,447.

        These transactions with IGT, which resulted in an after-tax net gain on sale of slot assets of $1,622, substantially completed our divestiture of slot products. The gain on sale of slot assets includes charges totaling $3,107 to adjust the carrying value of remaining slot products inventory, leased and available product, property and equipment and intangible assets to their estimated net realizable value and one-time termination benefits, contract termination costs and other costs totaling $877. This amount includes expenses for the termination of slot products personnel and the closure of our leased slot products research and development facility in Colorado. Remaining slot inventory, leased assets, and intangible assets are recorded at their estimated net realizable value and are not material.

        Discontinued operations comprised the following:

	Year Ended October 31,
	2003	2002	2001
Revenues	$9,076	$7,451	$4,712

Loss from operations before tax	$(1,380)	$(1,274)	$(1,471)
Income tax benefit	735	553	604

Discontinued operations, net of tax	$(645)	$(721)	$(867)

17.   SUBSEQUENT EVENTS

        On March 16, 2004, our board of directors approved a three-for-two common stock split, with new shares to be distributed on April 16, 2004 to shareholders of record on April 5, 2004. All share and per share amounts presented, other than on the face of the income statement, are on a pre-split basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

        Shuffle Master, Inc. develops, manufactures and markets technology-based products for the gaming industry. Our products primarily relate to our casino customers' table game activities and are focused on increasing their profitability, productivity and security. These products include a full line of automatic shufflers for use with the vast majority of card table games placed in casinos and other locations. We also market a line of live proprietary poker, blackjack, baccarat, and pai gow poker table games.

        We have acquired or are developing other products to automatically gather data and to enable casinos to track table game players, such as our Bloodhound and ITS products. We are also re-engineering our multi-player video platform, Table Master™ (acquired in April 2003), to cost-effectively deliver to casinos and others our popular branded table game content on the choice of either a live table or a multi-player video platform. We expect to complete initial development or re-engineering of and to begin marketing certain of these products in late fiscal 2004.

        We sell, lease or license our products. When we lease or license our products, we generally negotiate a month-to-month operating lease. When we sell our products, we offer our customers a choice between a sale or a longer-term sales-type lease. We sell our products worldwide in markets that are significantly regulated and manufacture our products at our headquarters and manufacturing facility in Las Vegas, Nevada.

        Management's Discussion and Analysis contains forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in "Forward Looking Statements" elsewhere in this Current Report.

        In December 2003, our board of directors approved and we committed to a plan to divest of our slot products, based on our determination that this product line was no longer a strategic fit with our refocused core business strategy of providing products and services for the table game area of casinos. Revenues and costs associated with our slot products are reported as discontinued operations for all periods presented. A more detailed discussion is included under the heading "Discontinued Operations."

CONSOLIDATED RESULTS OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended October 31,
	2003		2002		2001
Total revenue	$58,351	100.0%	$48,677	100.0%	$43,249	100.0%
Cost of revenue	11,599	19.9%	11,092	22.8%	10,748	24.9%

Gross margin	46,752	80.1%	37,585	77.2%	32,501	75.1%
Selling, general and administrative	15,788	27.1%	12,890	26.5%	11,873	27.5%
Research and development	4,183	7.2%	2,667	5.5%	2,162	5.0%

Income from operations	26,781	45.8%	22,028	45.2%	18,466	42.6%
Interest income, net	256	0.4%	650	1.3%	707	1.6%

Income from continuing operations before income taxes	27,037	46.2%	22,678	46.5%	19,173	44.2%
Provision for income taxes	9,458	16.2%	7,937	16.3%	6,711	15.5%

Income from continuing operations	17,579	30.0%	14,741	30.2%	12,462	28.7%
Loss from discontinued operations, net of tax	(645)	(1.1)%	(721)	(1.5)%	(867)	(2.0)%

Net income	$16,934	28.9%	$14,020	28.7%	$11,595	26.7%

        Our revenue and results of operations are most affected by unit placements, through sale or lease, of our products; as such, we are a revenue-driven business. The number and mix of products placed and the average lease or sales price are the most significant factors affecting our gross margins. These factors are, in turn, affected by the gaming industry generally and our customers' assessment of our products. To a lesser extent, our overall financial results are affected by fluctuations in selling, general and administrative expenses and our investment in research and development activities.

REVENUE AND GROSS MARGIN

	Year Ended October 31,			Percentage Change
	2003	2002	2001	03 vs. 02	02 vs. 01
Revenue:
Leases and royalties	$38,627	$34,695	$31,166	11.3%	11.3%
Sales and service	19,616	13,914	11,960	41.0%	16.3%
Other	108	68	123	58.8%	(44.7)%

Total	$58,351	$48,677	$43,249	19.9%	12.6%

Cost of revenue:
Leases and royalties	$6,539	$6,774	$7,241	(3.5)%	(6.4)%
Sales and service	5,060	4,318	3,507	17.2%	23.1%
Other	—	—	—	—	—

Total	$11,599	$11,092	$10,748	4.6%	3.2%

Gross margin:
Leases and royalties	$32,088	$27,921	$23,925	14.9%	16.7%
Sales and service	14,556	9,596	8,453	51.7%	13.5%
Other	108	68	123	58.8%	(44.7)%

Total	$46,752	$37,585	$32,501	24.4%	15.6%

Gross margin percentage:
Leases and royalties	83.1%	80.5%	76.8%
Sales and service	74.2%	69.0%	70.7%
Total	80.1%	77.2%	75.1%

        We earn our revenue in several ways. The largest percentage is by leasing or licensing our products to casino customers, generally under month-to-month fixed fee contracts. Product lease contracts typically include parts and servicing. We also offer most of our products for sale with an optional parts and service contract. A more detailed discussion of our revenue components and related revenue recognition policies is included under the heading "Critical Accounting Policies."

        Our overall revenue growth, both from fiscal 2002 to fiscal 2003 and from fiscal 2001 to 2002 (we refer to our fiscal year ended October 31, 2003 as fiscal 2003 and to our prior fiscal years in a similar manner), were primarily due to the sale or lease of more units in both of our product segments. The increase in the number of units leased and sold resulted both from our introduction of new products and the expansion of legal gaming into new jurisdictions. A more detailed discussion of our revenue is included for each of our operating segments under the heading "Segment Operating Results."

        Gross margin increased from fiscal 2002 to fiscal 2003 largely due to the increase in our revenue, and to a lesser extent, due to the improvement in the gross margin percentage across both product segments. During fiscal 2003, total gross margin percentage also benefited from better absorption of indirect cost of sales, primarily manufacturing overhead costs, due to our higher production levels, which resulted from our higher revenue and unit volume.

        Leases and royalties gross margin percentage improved for fiscal 2003, primarily due to a reduction in depreciation expense for our leased products when compared to the prior fiscal year. Depreciation expense was lower in fiscal 2003 because more leased, or available for lease, products were fully depreciated than in fiscal 2002.

        Sales and service gross margins for fiscal 2003 increased primarily due to a change in the sold product mix in fiscal 2003 compared to fiscal 2002. During the third quarter of fiscal 2003, we began selling lifetime licenses for our proprietary table games, which generally have high margins. Prior to this, proprietary table games were available only on a monthly royalty fee basis. Additionally, fiscal 2003 revenue included a greater percentage of domestic shuffler sales, which generate a higher margin than foreign sales.

        Total gross margin increased from fiscal 2001 to fiscal 2002 because of better absorption of indirect cost of sales due to increased production and revenue levels. The benefit was offset, in part, because revenue of $1,500 under our cooperative slot development agreements with International Game Technology ("IGT Alliance") in fiscal 2001 did not recur in fiscal 2002 and fiscal 2002 included a greater volume of foreign shuffler sales, which generally have lower gross margins than domestic sales.

OPERATING EXPENSES

	Year Ended October 31,			Percentage Change
	2003	2002	2001	03 vs. 02	02 vs. 01
Selling, general and administrative	$15,788	$12,890	$11,873	22.5%	8.6%
Percentage of revenue	27.1%	26.5%	27.5%
Research and development	$4,183	$2,667	$2,162	56.8%	23.4%
Percentage of revenue	7.2%	5.5%	5.0%

        Selling, General and Administrative Expenses ("SG&A").    SG&A increased for fiscal 2003, compared to fiscal 2002, primarily due to the increase in legal fees associated with our various legal proceedings related to our intellectual property, which were $2,077 in fiscal 2003 compared to $310 for fiscal 2002. As a result, fiscal 2003 SG&A, as a percentage of revenue, increased compared to fiscal 2002. We believe that the trend of higher legal costs will continue. These costs are not expected to have a material impact on our financial position or liquidity, but may be material to our results of operations in any given period. The increase in SG&A for fiscal 2003 was also because our bad debt expense increased by $372. During fiscal 2003, our volume of sales-type lease transactions increased significantly. We increased our bad debt allowance to provide for collection risk associated with carrying longer-term and higher amounts of accounts receivable.

        From fiscal 2001 to fiscal 2002, the increase in SG&A costs was proportionate to the increase in our revenue, except that health care and legal costs increased more rapidly. The increase in legal costs was due to the same factors described above.

        Research and Development Expenses ("R&D").    Our R&D spending increases, in both fiscal 2003 and fiscal 2002, were distributed among all of our product lines, as we have continued to invest in new product development, including next generation shufflers and automated player tracking technologies. The increase in fiscal 2003 was greater, in part, because during the third quarter of fiscal 2003, we began incurring development expenses for our newly-acquired Table Master product line.

INTEREST INCOME, NET

        Interest income, net, was $256, $650 and $707 for fiscal 2003, 2002 and 2001, respectively. The decrease in interest income reflects both lower average interest rates and the reduction in our average investment balances in fiscal 2003, compared to the prior fiscal years. This reduction is primarily due to our decision to purchase more of our shares in the open market.

INCOME TAXES

        Our effective tax rate for continuing operations for fiscal 2003, 2002 and 2001 was 35%. Looking forward, we expect our annual effective tax rate for continuing operations to exceed 35.0%. While we expect the amount of federal tax credits to remain roughly the same, when measured against our expected higher taxable income, they will be of diminishing benefit to our effective tax rate. Our estimate of our effective tax rate may fluctuate due to variation in our taxable income, changes in tax legislation, changes in our estimates of federal tax credits and other tax deductions and the related impact on the effective tax rate.

        During fiscal 2003 and fiscal 2002, we recorded income tax benefits of $2,661 and $8,571 related to deductions for employee stock option exercises. These tax benefits, which increased prepaid income taxes and additional paid-in capital by equal amounts, had no affect on our provision for income taxes.

EARNINGS PER SHARE

	Year Ended October 31,
	2003	2002	2001
Income from continuing operations	$17,579	$14,741	$12,462
Basic earnings per share	$1.05	$0.83	$0.72
Diluted earnings per share	$1.02	$0.80	$0.68
Weighted average shares data:
Basic	16,723	17,698	17,225
Dilutive impact of stock options	460	618	1,293

Diluted	17,183	18,316	18,518

Outstanding shares data:
Shares outstanding, beginning of year	17,276	17,609	16,316
Options exercised	415	551	1,935
Shares repurchased	(1,214)	(896)	(690)
Other	—	12	48

Shares outstanding, end of year	16,477	17,276	17,609

        Diluted earnings per share from continuing operations increased 27.5% in fiscal 2003 and 17.6% in fiscal 2002. The increases in diluted earnings per share resulted from increases in net income of 19.3% and 18.3% for fiscal 2003 and 2002, respectively, and the decrease in the weighted average number of shares outstanding in each fiscal year. The decreases in weighted average shares outstanding were primarily due to our open-market repurchases and subsequent cancellation of our common stock.

SEGMENT OPERATING RESULTS
(Dollars in thousands)

SEGMENT OVERVIEW

        We have four product lines: Shufflers, Proprietary Table Games, Table Master, and ITS. Our Shufflers and Proprietary Table Games are each significant to our operating results. Our Table Master and ITS product lines, while important to our strategic direction, consisted primarily of research and development activities in fiscal 2003.

        In December 2003, our board of directors approved and we committed to a plan to divest our slot products, based on our determination that this product line was no longer a strategic fit with our refocused core business strategy of providing products and services for the table game area of casinos. Revenues and costs associated with our slot products are reported as discontinued operations for all periods presented. A more detailed discussion is included under the heading "Discontinued Operations."

        As a result of our redefined product strategy and the divestiture of our slot products, beginning in fiscal year 2004, we have realigned our reportable segments. We have two reportable segments, which are classified as continuing operations, Utility Products and Entertainment Products. Utility Products includes our Shufflers and ITS product lines. Entertainment Products includes our Proprietary Table Games and Table Master product lines. Each segment's activities include the design, development, acquisition, manufacture, marketing, distribution, installation and servicing of its product lines.

        Segment revenues include sale, lease or licensing of products within each reportable segment. We measure segment revenue performance in terms of dollars and Installed Unit Base. Installed Unit Base is the sum of product units under lease or license agreements and inception-to-date sold units. We believe that Installed Unit Base is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by our casino customers or may have been replaced by other models. Accordingly, we do not know precisely the number of units currently active in use.

        Segment operating income or loss includes revenues and expenses directly and indirectly associated with the product lines included in each segment. Direct expenses primarily include depreciation of leased assets, cost of product sold, shipping, installation, commissions, product approval costs, and research and development. Indirect expenses include an activity-based allocation of other general product-related costs, the most significant of which are service and selling expenses and manufacturing overhead. Corporate general and administrative expenses are not allocated to segments.

UTILITY PRODUCTS SEGMENT OPERATING RESULTS

Fiscal 2003 compared to Fiscal 2002

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2003	2002
Utility Products segment revenue
Lease	$17,599	$16,258	$1,341	8.2%
Sales and service	15,493	12,498	2,995	24.0%

Total	$33,092	$28,756	$4,336	15.1%

Utility Products segment operating income	$16,970	$15,367	$1,603	10.4%
Utility Products segment operating margin	51.3%	53.4%
Shufflers installed base (end of year)
Lease units	3,584	3,237	347	10.7%

Sold units, inception-to-date
Beginning of year	6,238	5,118	1,120	21.9%
Sold during year	1,369	1,205	164	13.6%
Less trade-ins and exchanges	(101)	(85)	(16)	18.8%

End of year	7,506	6,238	1,268	20.3%

Total installed base	11,090	9,475	1,615	17.0%

        Utility Products revenue is derived substantially from our shuffler product line. Revenue from our Bloodhound products is not material for the periods presented and our ITS products are in the development stage.

        The increase in shuffler lease revenue during fiscal 2003 reflects the greater number of units on lease and a consistent average lease price. Shuffler lease units increased by 347 during fiscal 2003, comprised of the net placement of 321 Deck Mate®, 247 King®, 206 ACE® and 231 multi-deck batch shufflers, offset by the conversion of 614 leased units to sold units ("conversion units") and the net removal of 44 other single-deck shufflers. Our shuffler lease installed base increased 10.7% during fiscal 2003, compared to 5.3% during fiscal 2002. The percentage increase in shuffler lease revenue during fiscal 2003 was less than the percentage increase in the lease installed base due to timing of lease installs or removals during the fiscal year.

        The increase in shuffler sales and service revenue for fiscal 2003 reflects a greater number of units sold and an increase in the average sales price per unit. During fiscal 2003, we sold 1,369 shuffler units (628 single-deck and 741 multi-deck) compared to the sale of 1,205 units (587 single-deck and 618 multi-deck) in fiscal 2002. The average sales price per unit was $9.770 in fiscal 2003 compared to $8.904 for fiscal 2002. Average sales price per unit increased in fiscal 2003 primarily because fiscal 2003 included a greater percentage of domestic units, which generally have a higher unit price than foreign sales. Fiscal 2003 sold units includes 614 conversion units, compared to 276 conversion units in fiscal 2002.

        The increase in Utility Products segment operating income is primarily due to the greater lease and sale volume in fiscal 2003 compared to fiscal 2002. Utility Products gross margin increased due to the above-mentioned increase in domestic sales and lower depreciation expense for our leased products. Depreciation expense was lower in fiscal 2003 because more leased, or available for lease, products were fully depreciated than in fiscal 2002. However, the increase in gross margin was entirely offset by increased legal expenses and R&D expenses related to our ITS product line. Our computation of segment operating income includes outside legal fees associated with legal proceedings regarding patents and other intellectual property directly associated with the segments products lines.

Fiscal 2002 compared to Fiscal 2001

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2002	2001
Utility Products segment revenue
Lease	$16,258	$16,025	$233	1.5%
Sales and service	12,498	11,877	621	5.2%

Total	$28,756	$27,902	$854	3.1%

Utility Products segment operating income	$15,367	$15,346	$21	0.1%
Utility Products segment operating margin	53.4%	55.0%
Shufflers installed base (end of year)
Lease units	3,237	3,075	162	5.3%

Sold units, inception-to-date
Beginning of year	5,118	3,728	1,390	37.3%
Sold during year	1,205	1,050	155	14.8%
Business acquisition adjustment	—	594	(594)	(100.0)%
Less trade-ins and exchanges	(85)	(254)	169	(66.5)%

End of year	6,238	5,118	1,120	21.9%

Total installed base	9,475	8,193	1,282	15.6%

        The increase in shuffler lease revenue during fiscal 2002 was due to a greater number of units under lease, offset by lower average lease rates. The increase of 162 units under lease during fiscal 2002 includes the net placement of 233 ACE shufflers, 64 King shufflers, 153 multi-deck batch shufflers, and 15 Deck Mate shufflers, offset by the conversion of 276 leased units to sold units and the net removal of 27 other single deck shufflers.

        Shuffler unit sales for fiscal 2002 increased 155 units, or 14.8%, compared to the prior fiscal year, reflecting strong foreign sales activity. Because foreign sales transactions generally have lower unit prices, the average unit price per shuffler sold during fiscal 2002 declined. Sold units include the conversion of 276 and 378 leased units to sold units during fiscal 2002 and 2001, respectively.

ENTERTAINMENT PRODUCTS SEGMENT OPERATING RESULTS

Fiscal 2003 compared to Fiscal 2002

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2003	2002
Entertainment Products segment revenue
Royalties and leases	$21,028	$18,437	$2,591	14.1%
Sales and service	4,123	1,416	2,707	191.2%

Total	$25,151	$19,853	$5,298	26.7%

Entertainment Products segment operating income	$20,316	$15,794	$4,522	28.6%
Entertainment Products segment operating margin	80.8%	79.6%
Table games installed base (end of year)
Royalty units
Three Card Poker	988	829	159	19.2%
Let It Ride Bonus® and basic	563	654	(91)	(13.9%)
Other	109	34	75	220.6%

Total	1,660	1,517	143	9.4%

Sold units, inception-to-date
Let It Ride Bonus® and basic	72	10	62	620.0%

Total installed base	1,732	1,527	205	13.4%

        Entertainment Products segment revenue is derived substantially from our proprietary table game products. Revenue from our Table Master products is not material for the periods presented.

        The increase in table royalties for fiscal 2003 was primarily due to the net increase in placement of Three Card Poker tables. Additionally, fiscal 2003 includes a full year's benefit from our 50% increase in April 2002 in the list price for our Three Card Poker table game. Even though we increased the royalty rate, we were able to increase the number of Three Card Poker tables placed because of strong casino demand. The increase in royalty revenue from Three Card Poker was partially offset by declines in royalties from the Let It Ride family of table games. Let It Ride royalties have declined due to lower unit placements and the conversion of royalty units to units sold under lifetime licenses.

        Table sales for fiscal 2003 are primarily the sale of lifetime licenses for Let It Ride, which we began selling in fiscal 2003. We also began selling lifetime licenses to our Three Card Poker and Four Card Poker® table games in the second quarter of fiscal 2004. Fiscal 2002 table sales are comprised primarily of foreign sales of side-bet systems and the sale of lifetime licenses for multi-tiered Let It Ride tournament games.

        The increase in Entertainment Products segment operating income is primarily due to the greater monthly royalty and lifetime license sale volume in fiscal 2003 compared to fiscal 2002. Entertainment Products operating income also increased because products sold in fiscal 2003, primarily the sale of lifetime licenses of Let It Ride, have higher margins than the side-bet systems sold in fiscal 2002. The increase in Entertainment Products operating margin in fiscal 2003, also reflects this change in mix of sold products between fiscal 2003 and fiscal 2002. Operating margin improvements was offset, in part, by our research and development investment in our Table Master product line which began in April 2003.

Fiscal 2002 compared to Fiscal 2001

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2002	2001
Entertainment Products segment revenue
Royalties and leases	$18,437	$15,140	$3,297	21.8%
Sales and service	1,416	83	1,333	1,606.0%

Total	$19,853	$15,223	$4,630	30.4%

Entertainment Products segment operating income	$15,794	$12,121	$3,673	30.3%
Entertainment Products segment operating margin	79.6%	79.6%
Table games installed base (end of year)
Royalty units
Three Card Poker	829	570	259	45.4%
Let It Ride Bonus® and basic	654	678	(24)	(3.5%)
Other	34	22	12	54.5%

Total	1,517	1,270	247	19.4%

Sold units, inception-to-date
Let It Ride Bonus® and basic	10	—	10	100.0%

Total installed base	1,527	1,270	257	20.2%

        The increase in table royalty revenue for fiscal 2002, compared to fiscal 2001, was also primarily due to the net increase in placements of Three Card Poker table and the above mentioned increase in the list price for Three Card Poker.

        Fiscal 2002 table sales were comprised primarily of foreign sales of side-bet systems and the sale of lifetime licenses for multi-tiered Let It Ride The Tournament® games.

DISCONTINUED OPERATIONS

        In December 2003, our board of directors approved and we committed to a plan to divest our slot products, based on our determination that this product line was no longer a strategic fit with our refocused core business strategy of providing products and services for the table game area of casinos. In January 2004, we entered into agreements pursuant to which we sold substantially all of our slot product assets to IGT. Significant terms of the agreements include:

  •
  We sold our share of the IGT Alliance slot operations, related inventory and leased assets to IGT.

  •
  We conveyed to IGT certain intellectual property rights, principally our slot operating system, patents and licenses.

  •
  The IGT Alliance Agreements were terminated and all amounts due to IGT under the IGT Alliance Agreements were paid in full.

  •
  We agreed to terminate our initiative to develop retrofit games based on IGT's S+ game platform.

  •
  Net proceeds from the disposition of slot products assets were $8,447.

        These transactions with IGT, which resulted in an after-tax net gain on sale of slot assets of $1,622, substantially completed our divestiture of slot products. The gain on sale of slot assets includes charges totaling $3,107 to adjust the carrying value of remaining slot products inventory, leased and available product, property and equipment and intangible assets to their estimated net realizable value and one-time termination benefits, contract termination costs and other costs totaling $877. This amount includes expenses for the termination of slot products personnel and the closure of our leased slot products research and development facility in Colorado. Remaining slot inventory, leased assets, and intangible assets are recorded at their estimated net realizable value and are not material.

        Discontinued operations comprised the following:

	Year Ended October 31,
	2003	2002	2001
Revenues	$9,076	$7,451	$4,712

Loss from operations before tax	$(1,380)	$(1,274)	$(1,471)
Income tax benefit	735	553	604

Discontinued operations, net of tax	$(645)	$(721)	$(867)

LIQUIDITY AND CAPITAL RESOURCES
(Dollars and Shares in thousands)

        Our primary historical source of liquidity and capital resources is cash flow generated by our profitable operations. While we maintain a credit facility, we have not used this as a source of cash. We use cash to fund growth in our operating assets, including accounts receivable, inventory, and sales-type leases and to fund new products through both research and development and strategic acquisition of businesses and intellectual property. We also use our cash to repurchase our common stock.

LIQUIDITY

        Working Capital.    The following summarizes our cash, cash equivalents and working capital:

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2003	2002
Cash, cash equivalents, and investments	$10,425	$19,422	$(8,997)	(46.3%)
Working capital	$25,809	$31,775	$(5,966)	(18.8%)
Current ratio	3.3	4.6	(1.3)	(28.3%)

        The significant factors underlying the decrease in cash, cash equivalents and investments were stock repurchases of $25,827, aggregate capital expenditures of $5,584 and a business acquisition for $1,730, offset by cash flow provided by operations of $20,630. The decrease in working capital and current ratio is due to the decrease in cash equivalents.

  Cash Flows.

        Operating Activities—Significant items included in cash flows from operating activities are as follows:

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2003	2002
Net income	$16,934	$14,020	$2,914	20.8%
Non-cash items	8,663	7,748	915	11.8%
Investment in sales-type leases	(4,639)	246	(4,885)	(1,985.8%)
Other changes in operating assets and liabilities	(328)	(3,057)	2,729	(89.3%)

Cash provided by operating activities	$20,630	$18,957	$1,673	8.8%

        Non-cash items are comprised of depreciation and amortization, provision for bad debts, provision for inventory obsolescence, and deferred taxes.

        During fiscal 2003, we substantially increased our use of sales-type leases as means to provide financing alternatives to our customers. This increase resulted in a net use of cash to fund such leases of $4,639. Sales-type lease activity was not significant in prior fiscal years. It is our intent to continue offering a variety of financing alternatives, including sales, sales-type leases, and operating leases, to meet our customer's product financing needs. We expect that some of our customers will continue to choose sales-type leases as their preferred method of purchasing our products.

        Investing Activities—Significant items included in cash flows from investing activities are as follows:

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2003	2002
Net sale (purchase) of investments	$8,067	$(197)	$8,264	(4,194.9%)
Capital expenditures	(5,584)	(5,976)	392	(6.6%)
Acquisition	(1,730)	—	(1,730)	(100.0%)
Other	1	167	(166)	(99.4%)

Cash flow provided (used) by investing activities	$754	$(6,006)	$6,760	(112.6%)

        As our investments matured, we chose to use a significant portion of the proceeds to increase repurchases of our common stock. This differs from fiscal 2002, when we reinvested cash from maturities into similar investment securities.

        Capital expenditures include purchases of product for lease, property and equipment, and intangible assets. Our largest use of cash for capital expenditures was for product that we manufacture and capitalize into our leased asset base. In fiscal 2003, we capitalized $3,737 of products that are leased or available to lease, compared to $3,420 in fiscal 2002.

        As discussed under the heading "Acquisitions" above, in April 2003, we acquired product inventory and intellectual property rights from Sega for $1,730 in cash.

        Financing Activities—Significant items included in cash flows from financing activities are as follows:

	Year Ended October 31,
			Increase (Decrease)	Percentage Change
	2003	2002
Repurchases of common stock	$(25,827)	$(16,251)	$(9,576)	58.9%
Proceeds from stock option exercises	3,688	3,272	416	12.7%
Other	(175)	550	(725)	(131.8%)

Cash flow provided (used) by investing activities	$(22,314)	$(12,429)	$(9,885)	79.5%

        During fiscal 2003, we repurchased 1,214 shares of our common stock at an average cost of $21.27 per share, compared to the repurchase of 896 shares of our common stock at an average price of $18.12 in fiscal year 2002.

        Our employees and directors exercised 415 options in fiscal 2003 at an average exercise price of $9.04 per share, compared to 551 options in fiscal 2002 at an average exercise price of $5.94.

CAPITAL RESOURCES

        We believe our existing cash, investments and projected cash flow from future operations will be sufficient to fund our operations, long-term obligations, capital expenditures, and new product development for the foreseeable future. Projected cash flows from operations are based on our estimates of revenue and expenses and the related timing of cash receipts and disbursements. If actual performance differs from estimated performance, projected cash flows could be positively or negatively impacted.

        We maintain a $15,000 revolving credit agreement with U.S. Bank, N.A., subject to an availability calculation, to provide quick access to funds that might be required for working capital, capital expenditures, stock repurchases, new product rollouts, or the acquisition of intellectual property or businesses. The credit agreement matures in October 2004. We had no borrowings outstanding under our revolving credit agreement for all years presented.

STOCK REPURCHASE AUTHORIZATIONS

        During fiscal 2003, 2002 and 2001, we repurchased 1,214, 896, and 690 shares of our common stock at total costs of $25,827, $16,251, and $8,568, respectively. We cancel shares that we repurchase.

        Our board of directors periodically authorizes us to repurchase shares of our common stock. On October 23, 2003, our board of directors authorized the repurchase of up to $30,000 of our outstanding common stock. This authorization superceded all previous outstanding authorizations. As of January 27, 2004, the full amount of the authorization remained outstanding.

        The timing of our repurchases of our common stock pursuant to our board of directors' authorization is dependent on future opportunities and on our views, as they may change from time to time, as to the most prudent uses of our capital resources, including cash and borrowing capacity. Alternatives that we consider as possible uses of our capital resources include investment in new products, acquisitions, funding of internal growth in working capital, and investments in sales-type leases.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

        The following table summarizes our significant contractual obligations as of October 31, 2003. These commitments are discussed in the indicated notes to our consolidated financial statements.

		Payments Due in Year Ending October 31,
	Total	2004	2005	2006	2007	2008
Note payable (Note 7)	$425	$175	$250	$—	$—	$—
Operating leases (Note 8)	3,233	1,007	857	684	512	173

	$3,658	$1,182	$1,107	$684	$512	$173

        Employment Agreements.    We have entered into employment contracts, with durations ranging from one to three years, with our corporate officers and certain other key employees. Significant contract provisions include minimum annual base salaries, healthcare benefits, bonus compensation if performance measures are achieved, and non-compete provisions. These contracts are "at will" employment agreements, under which we or the employee may terminate employment. If we terminate any of these employees without cause, then we are obligated to pay the employee severance benefits as specified in their individual contract. As of October 31, 2003, minimum aggregate severance benefits totaled $2,909.

        Purchase Commitments.    From time to time, we enter into commitments with our vendors to purchase inventory at fixed prices or in guaranteed quantities. These commitments are not material. Certain of our intellectual property licenses require additional payments if we elect to renew the licenses. These renewal payments are not material. In addition, we may choose to negotiate and renew licenses upon their normal expiration. No assurances can be given as to the terms of such renewals, if any.

        Off-Balance Sheet Arrangements.    We do not have any material off-balance sheet arrangements with unconsolidated entities or other persons.

IMPACT OF INFLATION

        To date, inflation has not had a material effect on our operations.

CRITICAL ACCOUNTING POLICIES

        The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires that we adopt accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and our reported amounts of revenue and expenses. We periodically evaluate our policies, estimates and related assumptions, including: revenue recognition; the amortization, depreciation, and valuation of long-lived tangible and intangible assets; inventory obsolescence and costing methods; provisions for bad debts; accounting for stock-based compensation; and contingencies. We base our estimates on historical experience and expectations of the future. Actual reported and future amounts could differ from those estimates under different conditions and assumptions.

        We believe that the following accounting policies and related estimates are critical to the preparation of our consolidated financial statements.

        Revenue Recognition.    In general, we recognize revenue when the following criteria are met: persuasive evidence of an arrangement between us and our customer exists, shipment has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Specifically, we earn our revenue in a variety of ways. Shuffler and table equipment are both sold and leased. We also sell service and warranty contracts for our sold equipment. Proprietary table games are sold under lifetime licensing agreements or licensed on a monthly or daily fee basis.

        Lease and Royalty Revenue—Shuffler lease revenue is earned and recognized monthly based on a monthly fixed fee, generally through indefinite term operating leases of shuffler equipment. Table royalties are earned and recognized monthly based on indefinite term, monthly rate license agreements for our proprietary table games. Lease and royalty revenue commences upon the completed installation of the leased equipment or table game.

        Sales and Service Revenue—We generate sales revenue through the sale of equipment in each product segment, including sales revenue from sales-type leases and the sale of lifetime licenses for our proprietary table games. Sales-type leases include payment terms ranging from 12 to 48 months and include a bargain purchase option. Revenue from the sale of equipment is recorded upon shipment. If a customer purchases existing leased equipment, revenue is recorded on the effective date of the purchase agreement. Revenue on service and warranty contracts is recognized over the terms of the contracts, which are generally one year. Revenue from the sale of lifetime licenses, under which we have no continuing obligations, is recorded on the effective date of the license agreement.

        Long-lived Assets.    We have significant investments in long-lived assets, including products leased and held for lease, property and equipment, intangible assets, and goodwill. Significant accounting policies that affect the reported amounts for these assets include the determination of the assets' estimated useful lives and the evaluation of the assets' recoverability.

        We estimate useful lives for our long-lived assets based on historical experience, estimates of products' commercial lives, the likelihood of technological obsolescence, and estimates of the duration of commercial viability for patents, licenses and games. Should the actual useful life of an asset differ from the estimated useful life, future operating results could be positively or negatively affected.

        We assess the recoverability of long-lived assets annually or when circumstances indicate that the carrying amount of an asset may not be fully recoverable. If undiscounted expected cash flows to be generated by a long-lived asset or asset group are less than its carrying amount, then we would record an impairment charge to write down the long-lived asset or asset group to its estimated fair value. An adverse change to the estimate of these undiscounted future cash flows could necessitate an impairment charge that could adversely affect operating results.

        Inventory Obsolescence and Costing Methods.    We value our inventory at the lower of cost or market and estimate a provision for obsolete or unsalable inventories based on assumptions about the future demand for our products and market conditions. If future demand and market conditions are less favorable than our assumptions, additional provisions for obsolete inventory could be required. Likewise, favorable future demand could positively impact future operating results if written-off inventory is sold.

        Provisions for Bad Debts.    We maintain provisions for bad debts for estimated credit losses that result from the inability of our customers to make required payments. Provisions for bad debts are estimated based on historical experience and specific customer collection issues. Changes in the financial condition of our customers could result in the adjustment upward or downward in the provisions for bad debts, with a corresponding impact to our operating results.

        Stock Based Compensation.    We account for employee and director stock options using the intrinsic value method. Under this method, no compensation expense was recorded in any period presented because all stock options were granted at an exercise price equal to the market value of our common stock on the date of grant. The notes to the consolidated financial statements disclose the pro forma impact to our net income and earnings per share as if we had elected the fair value method. Under the fair value method, compensation expense is determined based on the estimated fair value of stock options at the date of grant.

        To estimate the fair value of stock options granted, we use the Black-Scholes option valuation model, which requires management to make assumptions. The most significant assumptions are the expected future volatility of our stock price and the expected period of time an optionee will hold an option ("Option Life"). We base these estimates primarily on our historical volatility and Option Life. If actual future volatility and Option Life differ from our estimates, disclosed amounts for pro forma net income and earnings per share could be significantly different. Further, actual compensation, if any, ultimately realized by optionees may differ significantly from that estimated using an option valuation model.

        Contingencies.    We assess our exposures to loss contingencies including legal and income tax matters and provide for an exposure if it is judged to be probable and estimable. If the actual loss from a contingency differs from our estimate, there could be a material impact on our results of operations or financial position. Operating expenses, including legal fees, associated with contingencies are expensed when incurred.

RECENTLY ISSUED OR ADOPTED ACCOUNTING STANDARDS

        During fiscal 2003, we adopted new accounting principles based on requirements introduced by the various accounting standard setting authorities including:

  •
  FASB Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."

  •
  Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

  •
  Emerging Issues Task Force Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables", and Issue No. 03-05, "Applicability of AICPA SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More Than Incidental Software."

        The adoption of these standards did not have a material impact on our consolidated financial statements.

SHUFFLE MASTER, INC.

QUARTERLY FINANCIAL DATA

(Unaudited, in thousands except per share amounts)

	Quarter Ended
	January 31	April 30	July 31	October 31
2003:
Revenue	$11,927	$13,463	$15,381	$17,580
Gross Profit	9,475	10,877	12,443	13,957
Income from continuing operations	3,460	3,969	4,888	5,262
Net Income	3,317	4,032	4,628	4,957
Basic earnings per share:
Income from continuing operations	0.20	0.24	0.29	0.32
Net Income	0.19	0.24	0.28	0.30
Diluted earnings per share:
Income from continuing operations	0.20	0.23	0.28	0.31
Net Income	0.19	0.24	0.27	0.29
2002:
Revenue	$10,144	$11,818	$13,149	$13,566
Gross Profit	7,694	9,096	9,982	10,812
Income from continuing operations	2,830	3,403	4,031	4,476
Net Income	2,547	3,131	3,924	4,418
Basic earnings per share:
Income from continuing operations	0.15	0.19	0.23	0.26
Net Income	0.14	0.18	0.22	0.25
Diluted earnings per share:
Income from continuing operations	0.15	0.18	0.22	0.25
Net Income	0.14	0.17	0.22	0.25

QuickLinks

  EXHIBIT 99.1
SHUFFLE MASTER, INC. INDEX TO EXHIBIT 99.1
SHUFFLE MASTER, INC. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share amounts)
SHUFFLE MASTER, INC. CONSOLIDATED BALANCE SHEETS (In thousands)
SHUFFLE MASTER, INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (In thousands)
SHUFFLE MASTER, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
SHUFFLE MASTER, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollars in thousands, except per share amounts)
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OVERVIEW
DISCONTINUED OPERATIONS
LIQUIDITY AND CAPITAL RESOURCES (Dollars and Shares in thousands)
CRITICAL ACCOUNTING POLICIES
SHUFFLE MASTER, INC. QUARTERLY FINANCIAL DATA (Unaudited, in thousands except per share amounts)